Exhibit h.3

                SECOND AMENDMENT TO FUND PARTICIPATION AGREEMENT

     This Amendment, dated as of July 16th, 2002, amends the Fund Participation Agreement, dated as of December 22, 1998 (the "Agreement"), between American Fidelity Dual Strategy Fund, Inc. (the "Fund") and American Fidelity Assurance Company ("AFA").

     WHEREAS, the Fund and AFA desire to amend Schedule A to the Agreement to add a new separate account;

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Fund and AFA agree as follows:

          1. The Fund and AFA hereby amend and restate Schedule A to the Existing Agreement, attached hereto and made a part hereof, as set forth in this Second Amendment to the Agreement.

          2. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Second Amendment to the Fund Participation Agreement as of the date and year first above written.

                            AMERICAN FIDELITY ASSURANCE COMPANY


                            /s/ John W. Rex
                                John W. Rex, President


                            AMERICAN FIDELITY DUAL STRATEGY FUND, INC.


                            /s/ John W. Rex
                                John W. Rex, Chairman of the Board and President


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                                  "SCHEDULE A"

Segregated Accounts of American Fidelity Assurance Company Participating in American Fidelity Dual Strategy Fund, Inc."

     Name of Separate Account                    Effective Date of Participation
     ------------------------                    -------------------------------

     American Fidelity Separate Account A        January 1, 1999
     American Fidelity Separate Account B        May 1, 1999
     American Fidelity Separate Account C        July 16, 2002